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                            [Perkins Coie Letterhead]



                                November 6, 1996




Wall Data Incorporated
11332 N.E. 122nd Way
Kirkland, WA  98034-6931

         RE: 500,000 SHARES OF COMMON STOCK (NO PAR VALUE) OF WALL DATA INCORPORATED (THE "COMPANY")

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 500,000 shares of Common Stock, no par value (the "Shares"), of Wall Data Incorporated (the "Company") to be issued pursuant to the Company's 1994 Restated Nonofficer Stock Option Plan, as amended and restated (the "Plan").

         We have examined the Registration Statement and such other documents and records of the Company as we have deemed relevant and necessary for the purposes of this opinion. In giving this opinion we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued pursuant to the Plan, upon the due execution by the Company and the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                  PERKINS COIE